Exhibit 99

PRESS RELEASE FOR IMMEDIATE RELEASE	December 11, 2025

BUTLER NATIONAL CORPORATION ANNOUNCES SECOND QUARTER 2026 FINANCIAL RESULTS
- Operating income rose 46% on 9% increase in revenue
- Earnings Per Share increased to $0.09 from $0.05

-Operating income of $4.7 million reflects a 32% increase from prior year first quarter

NEW CENTURY, KANSAS, December 11, 2025 - Butler National Corporation (OTCQX: BUKS), a leader in the growing global market for aircraft modification, maintenance, repair and overhaul (MRO) and a recognized provider of gaming management services, announces its financial results for the second quarter ended October 31, 2025, referred to as Q2 FY2026.  The Company will host a conference call on Friday, December 12, 2025 at 10:00 AM Central Time to review these results.

Historical selected financial data related to all operations:
(In thousands, except shares and per share data)	Quarter Ended October 31		Six Months Ended October 31

	2025	2024	2025	2024
Revenue	$23,251	$21,360	$43,376	$41,189
Operating Income	$7,077	$4,854	$11,744	$8,390
Net Income	$5,994	$3,596	$9,679	$5,842
Weighted Average Shares – Diluted	64,568,585	68,027,071	65,759,497	68,382,659
Earnings Per Share	$0.09	$0.05	$0.15	$0.09
Selected Balance Sheet data
(In thousands)	As of October 31, 2025	As of April 30, 2025
Total Assets	$128,181	$123,298
Long-term liabilities	$30,865	$33,770
Stockholders' Equity	$70,213	$65,114
Management Comments
Fiscal year 2026 continued its upward trajectory as the first six months reflect record performance. The strong second quarter results reflect the commitment of the entire Butler National team to achieving growth, positive results and new efficiencies. Second quarter revenue increased 9%, operating income increased 46%, and net income increased 67%, as compared to the same period in fiscal 2025. Gains in the Aerospace Products segment drove the positive results along with contributions from sports wagering in the Professional Services segment.
The results reflect a 20% revenue increase in the Aerospace Products segment in the second quarter, which is strongly attributed to Avcon (Aircraft Modification) and Butler-Tempe (Special Mission Electronics) production efficiencies. While the formal ribbon cutting for the Avcon fabrication facility occurred in November, the initial transition from outsourcing to internal parts manufacturing occurred in the reported period, throughout September and October. Avcon also worked repeat installations of prior Federal Aviation Administration (FAA) approved projects in addition to two new large modification projects that provide more favorable margins. Hangar capacity at the New Century Airport remains fully utilized as we continue to efficiently process customer projects. The Butler-Tempe business growth continued with higher revenue and operating income due to an increase in delivery of legacy products and the largest delivery of our M134 minigun GCUs to one of our newest customers.
During the first quarter of fiscal 2026, we invested approximately $1.7 million in the development and production of new products. These investments resulted in additional FAA Supplemental Type Certificate (STC) approvals, including FAA STC approval for non-halon replacement portable fire extinguishers required in all Learjets under evolving European requirements. We continue to expand our systems integration capabilities that are complementary to the aircraft structural modifications and often a customer requirement. These systems integration projects continue to enhance overall program margins.
The recent government shutdown temporarily slowed progress on several FAA STC programs, including the King Air expanded door opening project and a Cessna 208 camera provisions project. We implemented contingency processes to attempt to minimize schedule disruption.
The legacy gaming financials continue to reflect the economic challenges of agribusiness in the Dodge City region. Professional Services revenue decreased by 5% in the second quarter of fiscal 2026 to $9.2 million compared to $9.7 million in the second quarter of fiscal 2025. We completed the restaurant renovation in October, which is expected to attract additional patronage to the facility.
We repurchased 687,852 shares of our outstanding common stock during the second quarter as part of our ongoing capital allocation strategy. We have also purchased new production machining equipment for our Aircraft Modification fabrication facility. We continue to invest in resources to promote long-term growth.
Business Segment Highlights
Aerospace Products:
Revenue increased 20% to $14.0 million in Q2 FY2026, compared to $11.7 million in Q2 FY2025. The increase in revenue is primarily due to a $1.2 million increase in Aircraft Modifications and a $1.1 million increase in Special Missions Electronics. Costs, inclusive of labor and material costs, were flat at $7.5 million compared to Q2 FY2025. Costs were 53% of segment total revenue in Q2 FY2026, as compared to 64% of segment total revenue in Q2 FY2025. Expenses, inclusive of general, administrative & other expenses, decreased 32% in Q2 FY2026 to $1.1 million compared to $1.7 million in Q2 FY2025. This represents an operating margin of 38% in Q2 FY2026, compared to 21% in Q2 FY2025 (operating income as a percentage of revenue). In Q2 FY2026 we sold two airplanes, recognizing a $0.4 million gain on the sales.
Professional Services:
Revenue from Professional Services decreased 5% in Q2 FY2026 to $9.2 million compared to $9.7 million in Q2 FY2025. The mobile sports wagering revenue increased to $1.6 million in Q2 FY2026 compared to $1.4 million in Q2 FY2025. Traditional casino gaming revenue decreased $0.2 million compared to the same quarter prior year. Costs were flat in Q2 FY2026 at $3.9 million compared to Q2 FY2025. Expenses increased 9% in Q2 FY2026 to $3.7 million compared to $3.4 million in Q2 FY2025. Additionally, in Q2 FY2026 we sold the Boot Hill Casino’s administrative building, recognizing a $1.5 million gain on the sale. Construction plans are underway for a more efficient and maintainable training and storage facility adjacent to the casino facility.
Backlog:
As of October 31, 2025 and 2024, our backlog totaled approximately $46.3 million and $38.1 million, respectively. The backlog includes firm, pending, and contract orders, which may not be completed within the next fiscal year. There can be no assurance that all orders will be completed or that some may ever commence.

Conference Call:
What: Butler National Corporation Second Quarter Fiscal 2026 Financial Results Conference Call
When: Friday, December 12, 2025 - 10:00 AM Central Daylight Time
How: Live via phone by dialing:         800 325 1307 - Toll-Free
858 844 1252 - Toll (international)
Passcode: 565658

Participants to the conference call should call in at least 5 minutes prior to the start time. An audio recording of the conference call will be made available on the Butler National Corporation website Investor Page (https://butlernational.com/investing/) following the call until January 12, 2026. Management will select questions to address that are submitted in advance via the Company’s investor relation website.

Our Business:
Butler National Corporation operates in the Aerospace and Professional Services business segments. The Aerospace Products segment includes the design, manufacture, sale and service of structural modifications, design, integration and installation of electronic equipment, systems and technologies that enhance aircraft operations, and the design, manufacture and sale of defense related articles. Additionally, we operate FAA Repair Stations. Companies in Aerospace Products concentrate on products and services for Learjet, Textron Beechcraft, King Air, and Textron Cessna turboprop aircraft. Butler National-Tempe designs and manufactures robust electronic controls and cabling. The Professional Services segment includes the management of a gaming and the related dining and entertainment facility in Dodge City, Kansas. Boot Hill Casino and Resort features approximately 500 slot machines, 15 table games and a DraftKings branded sportsbook.
Forward-Looking Information:
Statements made in this report, other reports and proxy statements filed with the Securities and Exchange Commission, communications to stockholders, press releases, and oral statements made by representatives of the Company that are not historical in nature, or that state the Company or management intentions, hopes, beliefs, expectations or predictions of the future, may constitute “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements can often be identified by the use of forward-looking terminology, such as “could,” “should,” “will,” “intended,” “continue,” “believe,” “may,” “expect, ” “anticipate,” “goal,” “forecast,” “plan,” “guidance” or “estimate” or the negative of these words, variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties, and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1A of the Company’s Annual Report on Form 10-K, incorporated herein by reference. Risk Factors and elsewhere herein or in other reports filed with the SEC. Other unforeseen factors not identified herein could also have such an effect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time, except as expressly required by federal securities laws.

FOR MORE INFORMATION, CONTACT:
David Drewitz, Public Relations david@creativeoptionscommunications.com www.creativeoptionscommunications.com	Ph (972) 814-5723

Butler National Corporation Investor Relations	Ph (913) 780-9595

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